Exhibit 99.1

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pr@overstock.com

Investor Contact:
ir@overstock.com

Overstock CEO Patrick M. Byrne Resigns
“Do not wish to disrupt possible strategic discussions”
“Already far too controversial to serve as CEO”

SALT LAKE CITY - Aug. 22, 2019 - Overstock.com, Inc. (NASDAQ:OSTK) releases the following letter to shareholders from founder and CEO Patrick M. Byrne:

Dear Shareholders,

In July I came forward to a small set of journalists regarding my involvement in certain government matters. Doing so was not my first choice, but I was reminded of the damage done to our nation for three years and felt my duty as a citizen precluded me from staying silent any longer. So, I came forward in as carefully and well-managed fashion as I could. The news that I shared is bubbling (however haphazardly) into the public. Though patriotic Americans are writing me in support, my presence may affect and complicate all manner of business relationships, from insurability to strategic discussions regarding our retail business. Thus, while I believe that I did what was necessary for the good of the country, for the good of the firm, I am in the sad position of having to sever ties with Overstock, both as CEO and board member, effective Thursday August 22.

This possibility or even likelihood has been forefront of my mind for just over a year, since certain news became public in July 2018. On July 15 of this year, in the expectation that I might be gone before our recent (August 8) earnings call, I wrote my most detailed letter to shareholders in a long time (“Overstock.com Releases Letter to Shareholders from CEO Patrick M. Byrne”). Here are the key points from that letter that you should know as a shareholder:

1.
I think the blockchain revolution will reshape key social institutions. We have designed and breathed life into perhaps the most significant blockchain keiretsu in the world, a network of blockchain firms seeking to revolutionize identity, land governance (= rule of law = potential = capital), central banking, capital markets, supply chains, and voting. In three of those fields (land governance, central banking, and capital markets) the word “trillions” comes up when calculating the disruptive opportunity of blockchain. In those three fields, our blockchain progeny (Medici Land Governance, Bitt, and tZERO, respectively) are arguably the leading blockchain disruptors in existence.

2.	Retail

a.
We face a competitor who (by the end of this year) will have lost close to $3 billion, and who announced recently it will seek to raise another $750 million, and who will be able to cover its expenses when the two lines in the graph intersect (cf. below right).

b.	After my ill-fated experiment last year in copying our competition’s strategy, our retail business has recovered to a state of positive adjusted EBITDA (cf. graph on left).

c.
Leadership - We have the most solid Retail leadership team we have ever had. Our ab initio redesign of our executive structure starting a year ago has led to a better integration of all functions and proper management thereof than we have ever achieved in our history.

i.	Chief Marketing Officer JP Knab is the greatest master of Digital Marketing I have ever met. I will miss watching Commander Data find new arbitrage.

ii.
Kamelia Aryfar is a data scientist and Machine Learning specialist of some renown: Dr. Aryfar originally cut her teeth at Etsy, and in her two years with us has led the Machine Learning overhaul of our company, (through which we are 40% complete).

1.	The integration of Skynet (Kamelia’s name for her AI creation) continues across Marketing and Sourcing, and as it augments decisioning, we discover ways to find continuous gains.

2.
In recognition of the importance that Machine Learning is coming to play in our world, Kamelia has been named Executive Vice President and has also been appointed to the company’s board of directors. She is an extraordinary asset to the firm and she will do big things for you shareholders in the future.

iii.
Dave Nielsen is one of the few OG retailers I ever met who made the prop-to-jet conversion. He is as able as they come and is widely admired within the firm. He has already been serving as President and has been a big part of our radical improvement in bottom line this year. He is a true adult. He knows the mission is to continue providing the space and resources for Kamelia, JP and others to keep bringing in those multi-tens of million-dollar improvements in Retail bottom line by focusing on making our Retail site a gem technologically and leave the multi-billion losses to others.

iv.
Over the last three years, Jonathan Johnson has done an extraordinary job of converting a mishmash of entrepreneurs, term papers, and your capital, into the most remarkable keiretsu of well-formed blockchain firms in the world. He has proven himself to be an extremely capable partner who gets the vision. I welcome that he will be serving as CEO of your entire public company. You could not have a more stable, prudent leader. The reason we have been such good partners is that Jonathan is the exact opposite of me in many respects. No doubt that may be welcome in some quarters. He has the keiretsu, he has the roadmap, he understands that the goal is to nurture the keiretsu to its full potential while permitting the Retail business to focus all its efforts on technological perfection rather than loss accumulation.

3.	Strategically:

a.
We have removed the pistol from our temple. I believe in the near future the cash generated by Retail going forward should be adequate for funding both Retail’s ongoing innovation (we caught the Machine Learning wave just right here, and have a first-rate team that is reinventing the company from an ML perspective), and nurturing to maturity our keiretsu of blockchain firms, especially tZERO, Medici Land Governance, and Bitt (well, and Voatz, too) - particularly with the possibility of their becoming less of a cash burn, either through outside investments, or from the fact that their products (e.g., tZERO’s) are reaching the market.

b.	Retail:

i.
In the course of discussions with brick-and-mortars last year, when we filled out their models with our data, we would generally discover that if we were part of a brick-and-mortar chain with a national footprint there could be ≈$200 million in annual savings (primarily but not exclusively in logistics). On the other hand, if joined to certain sites with high traffic but which have not cracked the monetization nut, models showed that, combined with us, there might be savings of ≈$150 - $200 million.

ii.
In the absence of some such hybridization, I think that just by continuing to get supply-chain-smarter we can find ≈$40 million of those savings on our own over 12-18 months. We have introduced Advertising Technology this summer which will generate (I believe) a similarly attractive number over the same time frame. So, assuming Retail does $115 - $120 million better on the bottom line this year than last (our range of estimates), expecting it next year to make multiple tens of millions of dollars in bottom line improvements again seems reasonable to me.

iii.
As you know, I do think that the Gods of Economics believe some such hybridization of business models is to be done. That could take many forms, from cooperative partnerships with a brick-and-mortar, to an acquisition (for a fund with ambition, the ultimate form might be a stack of all three layers and a recovery of perhaps ≈$300 million in bottom line while establishing something unique).

c.
Collectively - The best thing to do for shareholder interest is to use cash flow to mature our blockchain keiretsu firms to fruition while we keep running our Retail business focusing on refining it as an exquisite gem of a technology platform, rather than again trying to go head-to-head with any firm in the process of dropping billions of dollars in losses. Refining that technological gem is what brings value to brick-and-mortars for whom we represent a way to leap to the front of the pack technologically. If the right strategic offer is made that reflects the value of that technological gem, I am confident the board will consider it. It is possible that my absence will advance the possibility.

d.
On any normal day, my presence is not conducive to strategic discussions regarding our retail business. I believe that going forward my presence will definitely not be conducive to such strategic discussions. And if the hors d’oeuvre that was served recently caused the market such indigestion, it is not going to be in shareholder interest for me to be around if and when any main course is served.

It has been an honor to serve you through thick and thin, threats grand and arcane, for the past 20 years. You own some disruptive assets herein. One of them changed how furniture gets purchased in the United States and has run up a record of GAAP profitable years that is nearly unrivaled in B2C eCommerce, on a fraction of the capital of every competitor they ever faced (a fact missed by most). And you own blockchain assets that seem poised to revolutionize capital markets, finance, and governance for the poor. It has been 20 years of remarkable innovation from a team that is now honed for it.

Coming forward publicly about my involvement in other matters was hardly my first choice. But for three years I have watched my country pull itself apart while I knew many answers, and I set my red line at seeing civil violence breaking out. My Rabbi made me see that “coming forward” meant telling the public (not just the government) the truth. I now plan on leaving things to the esteemed Department of Justice (which I have doubtless already angered enough by going public) and disappearing for some time.

I wish all shareholders a smooth and level road… And don’t forget to shop Overstock.com!

Your humble servant,
Patrick M. Byrne

About Overstock.com

Overstock.com, Inc Common Shares (NASDAQ:OSTK) / Digital Voting Series A-1 Preferred Stock (Medici Ventures’ tZERO platform:OSTKO) / Series B Preferred (OTCQX:OSTBP) is an online retailer and technology company based in Salt Lake City, Utah. Its leading e-commerce website sells a broad range of new products at low prices, including furniture, décor, rugs, bedding, home improvement, and more. The online shopping site, which is visited by nearly 40 million customers a month, also features a marketplace providing customers access to millions of products from third-party sellers. Overstock was the first major retailer to accept cryptocurrency in 2014, and in the same year founded Medici Ventures, its wholly-owned subsidiary developing and accelerating blockchain technologies to democratize capital, eliminate middlemen, and re-humanize commerce. Overstock regularly posts information about the company and other related matters on the Newsroom and Investor Relations pages on its website, Overstock.com.

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O, Overstock.com, O.com, Club O, Main Street Revolution, and Worldstock are registered trademarks of Overstock.com, Inc. O.biz and Space Shift are also trademarks of Overstock.com, Inc. Other service marks, trademarks and trade names which may be referred to herein are the property of their respective owners.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include all statements other than statements of historical fact. Additional information regarding factors that could materially affect results and the accuracy of the forward-looking statements contained herein may be found in the Company's Form 10-Q for the quarter ended June 30, 2019, which was filed with the SEC on August 8, 2019, and any subsequent filings with the SEC.

SOURCE: Overstock.com, Inc.